UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/05/2007

RASER TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32661

UTAH	87-0638510
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

5152 North Edgewood Drive, Suite 375
Provo, Utah 84604
(Address of principal executive offices, including zip code)

(801) 765-1200
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On March 30, 2007, Raser Technologies, Inc. (the "Company") entered into a Securities Purchase Agreement (the "Purchase Agreement"), among the Company, Heartland Value Fund, S.A.C. Capital Associates, LLC, Enable Growth Partners LP, Enable Opportunity Partners LP, Pierce Diversified Strategy Master Fund LLC, Aurarian Capital Partners II LP, Aurarian Offshore Ltd., Hudson Bay Fund LP, Hudson Bay Overseas Fund LT, Reynold and Wendy S. Roeder, JTWROS (collectively, the "Purchasers"). Reynold Roeder, one of the Purchasers in the private placement, is a director of the Company. Pursuant to the terms of the Purchase Agreement, the Purchasers purchased 2,693,552 shares of the Company's common stock at a fixed price of $4.65 per share. The gross proceeds from the private placement were $12,525,001, before deducting fees and commissions. The Company sold an aggregate of 2,693,552 shares of the Company's common stock. The Company paid commissions of $671,250 to a placement agent in connection with the closing of the private placement. The Company also issued to each Purchaser warrants (the "Warrants") to acquire additional shares of common stock equal to 35% of the shares of common stock issued to the Purchasers in the private placement. Accordingly, Warrants to purchase 942,739 shares of common stock were issued to the Purchasers at a strike price of $6.05 per share.   In addition to the commissions described above, the Company's placement agent also received Warrants to purchase 94,273 shares of common stock at a strike price of $6.05 per share as a fee for successfully completing the financing.

The shares of common stock and the shares of common stock underlying the Warrants are subject to registration rights pursuant to the terms and conditions of a Registration Rights Agreement dated March 30, 2007 (the "Registration Rights Agreement"), among the Company and the Purchasers. The Company is obligated to file a registration statement with the U.S. Securities and Exchange Commission registering the sale of the shares of common stock and the shares of common stock underlying the Warrants no later than forty-five days after the closing of the private placement and to use its best efforts to cause the registration statement to be declared effective within 135 days after the closing of the private placement. The Company is also obligated to use its best efforts to keep the registration statement continuously effective until the date when all registrable securities covered by the registration statement have been sold or may be sold without volume restrictions pursuant to Rule 144(k). The Company will bear all of the expenses associated with the registration. Failure to maintain registration will result in liquidated damages equal to one percent of the aggregate purchase price paid by the holder for up to a total of three months. Interest will accrue after seven days at a rate of eighteen percent per annum.

The Warrants contain a call provision that allows the Company, at its discretion, to redeem the Warrants if the closing market price of our common stock is above $9.075 for twenty consecutive trading days.

The foregoing descriptions of the Purchase Agreement, the Warrants and the Registration Rights Agreement and the transactions contemplated thereby do not purport to be complete and are qualified in their entirety by reference to the Purchase Agreement, the Warrants and the Registration Rights Agreement, copies of which are filed as exhibits hereto and are hereby incorporated by reference.

Item 3.02.    Unregistered Sales of Equity Securities

The information disclosed in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

We believe the offer and sale of the securities described above were exempt from the registration requirements of the Securities Act of 1933, as amended (the "Act"), for the private placement of these securities pursuant to Section 4(2) of the Act and/or Regulation D thereunder because the securities were sold in a transaction not involving a public offering.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits

Exhibit No.                  Description
4.1                 Form of Common Stock Purchase Warrant
4.2                Registration Rights Agreement dated as of March 30, 2007 among the Company and the Purchasers
10.1                Securities Purchase Agreement dated as of March 30, 2007 among the Company and the Purchasers

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RASER TECHNOLOGIES, INC.

Date: April 05, 2007	By:	/s/ Brent M. Cook
Brent M. Cook
Chief Executive Officer

Exhibit Index

Exhibit No.	Description
EX-4.1
EX-10.1
EX-4.2